Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Shell Company Report on Form 20-F of our report dated March 23, 2022, relating to the financial statements of Alpha Capital Acquisition Company, which is incorporated by reference in this Shell Company Report on Form 20-F.

/s/ WithumSmith+Brown, PC

New York, New York

August 9, 2022